Exhibit 3.1.6

ARTICLES OF AMENDMENT

TO THE

SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

MCEWEN MINING INC.

Pursuant to Section 7-110-103 of the Colorado Business Corporation Act, McEwen Mining Inc., a Colorado corporation (the “Corporation”), adopts the following Articles of Amendment to its Second Amended and Restated Articles of Incorporation and hereby certifies as follows:

1.	The name of the Corporation is MCEWEN MINING INC.
2.

The board of directors of the Corporation duly approved the following amendment to the Second Amended and Restated Articles of Incorporation and recommended it for approval by the shareholders of the Corporation on April 21, 2025 and the shareholders of the Corporation duly approved said amendment on June 19, 2025.

3.	The Second Amended and Restated Articles of Incorporation of the Corporation is hereby amended as follows:
a.	The title thereof is hereby amended and restated in its entirety as follows:

“SECOND AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

MCEWEN INC.”

b.	Article I thereof is hereby amended and restated in its entirety as follows:

ARTICLE I

NAME

The name of the Corporation is McEwen Inc. (the “Corporation”).

4.	The remainder of the Second Amended and Restated Articles of Incorporation, as previously amended, shall remain unchanged and in full force and effect.
5.	The effective date of these Articles of Amendment shall be July 7, 2025.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment this 26th day of June 2025.

MCEWEN MINING INC.

By:	/s/ Carmen Diges
Name: Carmen Diges
Title: General Counsel and Secretary

SIGNATURE PAGE TO ARTICLES OF AMENDMENT